              [FEDERAL REALTY INVESTMENT TRUST LOGO APPEARS HERE]


                                                                 March 28, 1996

Dear Shareholder:

  Please accept my personal invitation to attend our Annual Meeting of Shareholders on Thursday, May 2, 1996 at 10:00 a.m. This year's meeting will be held at Woodmont Country Club, Rockville, Maryland.

  The business to be conducted at the meeting is set forth in the formal notice that follows. In addition, Management will provide a review of 1995 operating results and discuss the outlook for the future. After the formal presentation, the Trustees and Management will be available to answer any questions that you may have.

  Your vote is important. I urge you to complete, sign and return the enclosed proxy card.

  I look forward to seeing you on May 2.

                                          Sincerely,

                                          /S/ Steven J. Guttman

                                          Steven J. Guttman
                                          President and
                                          Chief Executive Officer

                        FEDERAL REALTY INVESTMENT TRUST

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 2, 1996

To Our Shareholders:

  The 1996 Annual Meeting of Shareholders of Federal Realty Investment Trust ("Trust") will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland, on Thursday, May 2, 1996, at 10:00 a.m. for the purpose of considering and acting upon the following:

  1. The election of four Trustees to serve for the ensuing three years.

  2. The transaction of such other business as may properly come before the meeting or any adjournment.

  Shareholders of record at the close of business on March 25, 1996 are entitled to notice of and to vote at the Annual Meeting.

                                          For the Trustees:

                                          /s/ Catherine R. Mack

                                          Catherine R. Mack
                                          Vice President--General
                                          Counsel and Secretary

PLEASE FILL OUT, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY IN WRITING, OR AT THE ANNUAL MEETING IF YOU WISH TO VOTE IN PERSON.

                        FEDERAL REALTY INVESTMENT TRUST
            4800 HAMPDEN LANE, SUITE 500, BETHESDA, MARYLAND 20814

                                PROXY STATEMENT
                                MARCH 26, 1996

  Proxies in the form enclosed are solicited by the Board of Trustees of Federal Realty Investment Trust for use at the 1996 Annual Meeting of Shareholders ("Annual Meeting") to be held at 10:00 a.m., Thursday, May 2, 1996, at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland. The close of business on March 25, 1996 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting. On that date, the Trust had 32,226,431 common shares of beneficial interest ("Shares") outstanding, each of which is entitled to one vote. If the proxy in the enclosed form is signed and returned, it will be voted as specified in the proxy; if no specific voting instructions are indicated, the proxy will be voted in favor of the four Trustees nominated and in the named proxies' discretion as to other matters at the Annual Meeting. Any proxy may be revoked by a shareholder at any time before it is voted by written notice, or by attending the Annual Meeting and voting in person.

  The presence, in person or by proxy, of a majority of the outstanding Shares entitled to vote constitutes a quorum at the Annual Meeting. Trustees are elected by the affirmative vote of the holders of a majority of the Shares entitled to vote that are present, in person or by proxy, at the Annual Meeting.

  This Proxy Statement and an accompanying proxy are being mailed to shareholders on or about March 28, 1996, together with the Trust's 1995 Annual Report, which includes certified financial statements for the year ended December 31, 1995. The Consolidated Balance Sheets as of December 31, 1995 and 1994 and the Consolidated Statements of Operations, the Consolidated Statements of Shareholders' Equity, the Consolidated Statements of Cash Flows, and the Notes to Consolidated Financial Statements (each of such Statements being for the years ended December 31, 1995, 1994 and 1993), certified and contained in the Trust's 1995 Annual Report, are incorporated herein by reference to that Report.

               OWNERSHIP OF SHARES BY CERTAIN BENEFICIAL OWNERS

  To the Trust's knowledge, based upon a Schedule 13G filed with the Securities and Exchange Commission ("SEC") as of January 3, 1996, beneficial owners of 5% or more of the Trust's Shares are as follows:

       NAME AND ADDRESS                 AMOUNT AND NATURE                    PERCENT
     OF BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP                 OF CLASS
     -------------------             -----------------------                 --------
   Cohen & Steers                           3,171,100                         10.04%*
   Capital Management, Inc.
   757 Third Avenue
   New York, N.Y. 10017

--------
* Although Cohen & Steers Capital Management, Inc. reported that the number of shares held of record by it constitutes 10.04% of the outstanding common shares, such shareholding actually constituted 9.84% of the outstanding common shares as of January 3, 1996. Cohen & Steers Capital Management, Inc. has confirmed to the Trust such shares are not owned by one person and therefore such ownership is not in violation of the Declaration of Trust.

                                  PROPOSAL 1

                             ELECTION OF TRUSTEES

  Pursuant to Section 2.2 of the Trust's Declaration of Trust, the Trustees are divided into three classes serving three year terms. Four Trustees, comprising one class of Trustees, are to be elected at the 1996 Annual Meeting. Messrs. Samuel J. Gorlitz, Steven J. Guttman, Mark S. Ordan and Mr. George L. Perry have been nominated for election as Trustees to hold office until the 1999 Annual Meeting and until their successors have been elected and shall qualify. Proxies may not be voted for more than four Trustees.

                                        PRINCIPAL OCCUPATIONS
                                              AND OTHER                  TRUSTEE TERM TO
          NAME           AGE               DIRECTORSHIPS*                 SINCE  EXPIRE
----------------------------------------------------------------------------------------
Samuel J. Gorlitz.......  78 Founder of the Trust; President, Gorlitz     1975    1999
                             Associates, real estate developers.
Steven J. Guttman.......  49 President and Chief Executive Officer of     1979    1999
                             the Trust; Trustee, International Council
                             of Shopping Centers; National Association
                             of Real Estate Investment Trusts Board of
                             Governors and Executive Committee.
Mark S. Ordan...........  36 Chairman, President and Chief Executive Of-          1999
                             ficer, Fresh Fields Markets, Inc., a
                             healthy foods supermarket.
George L. Perry.........  62 Senior Fellow, Brookings Institution; Di-    1993    1999
                             rector, State Farm Life Insurance Company;
                             Director, State Farm Mutual Automobile Com-
                             pany and various mutual funds managed by
                             the Dreyfus Corporation.

  Terms of office of the six Trustees named below will continue until the
Annual Meeting in the years indicated.
                                        PRINCIPAL OCCUPATIONS
                                              AND OTHER                  TRUSTEE TERM TO
          NAME           AGE               DIRECTORSHIPS*                 SINCE  EXPIRE
----------------------------------------------------------------------------------------
Dennis L. Berman........  45 General Partner, GDR Partnerships and        1989    1998
                             Vingarden Associates, builders/developers;
                             Berman Enterprises.
Kristin Gamble..........  50 President, Flood, Gamble Associates, Inc.,   1995    1998
                             an investment counseling firm; Director,
                             Ethan Allen Interiors, Inc., a furniture
                             manufacturer and retailer.
Donald H. Misner........  61 Director of New Development of the Trust;    1978    1998
                             Past President, Misner Development; Co-
                             founder, Miami Project to Cure Paralysis.
A. Cornet de Ways         62 Director of SIPEF S.A., an international     1983    1997
 Ruart..................     holding company principally of agricultural
                             interests; Director of Interbrew S.A.
Morton S. Lerner........  68 Retired President and Chief Operating Offi-  1993    1997
                             cer of Lerner Shoes, Inc.; Director, Wacho-
                             via Bank.
Walter F. Loeb..........  71 President, Loeb Associates, Inc., manage-    1991    1997
                             ment consulting firm. Publisher, Loeb Re-
                                                              --------
                             tail Letter; Director, InterTAN Inc., an
                             -----------
                             international electronics retailer; Direc-
                             tor, The Gymboree Corp.; Director, Roses
                             Stores, Inc.; Director, Mothers Work, Inc.;
                             Director, Wet Seal, a women's apparel re-
                             tailer; Retired Principal and Senior Retail
                             Analyst, Morgan Stanley & Co., Inc.

--------
* The business histories set forth in these tables cover a five year period.

  The Board of Trustees has an Audit Committee, comprised of Messrs. Berman, Loeb and Perry, which independently reviews the Trust's financial statements and coordinates its review with the Trust's independent public accountants. The Audit Committee held four meetings in 1995. The Compensation Committee, comprised of Mr. Cornet, Ms. Gamble and Mr. Perry, reviews and reports to the Board on incentive plans and remuneration of officers. That committee held two meetings in 1995. The Compensation Committee, administers the Trust's 1993 Long-Term Incentive Plan. During 1995 the Board of Trustees held eight meetings. The Board of Trustees has no standing nominating committee.

  THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOUR NOMINEES.

                 OWNERSHIP OF SHARES BY TRUSTEES AND OFFICERS

  As of March 25, 1996, Trustees, nominee for Trustee and executive officers as a group, and the Trustees, nominee for Trustee and named executive officers, individually, beneficially owned the following Shares:

                                                          PERCENTAGE OF
                                    NUMBER OF SHARES    OUTSTANDING SHARES
NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED (1)    OF THE TRUST
--------------------------------------------------------------------------
Trustees and executive officers        2,006,927                6.22%
as a group (15 individuals)
Dennis L. Berman(2)                      444,921                1.38%
A. Cornet de Ways Ruart(3)                26,474             under 1%
Kristin Gamble(4)                        127,417             under 1%
Steven J. Guttman(5)                     595,331                1.85%
Samuel J. Gorlitz(6)                     146,528             under 1%
Ron D. Kaplan(7)                          95,000             under 1%
Morton S. Lerner(8)                       11,478             under 1%
Walter F. Loeb                            16,090             under 1%
Donald H. Misner(9)                       31,215             under 1%
Mary Jane Morrow(10)                     132,095             under 1%
Mark S. Ordan                                500             under 1%
George L. Perry(11)                       10,697             under 1%
Hal A. Vasvari                           155,141             under 1%
Robert S. Wennett                        125,000             under 1%

-------
  (1) The number and percentage of Shares shown in this table reflect beneficial ownership, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, including Shares which are not owned but as to which options are outstanding and may be exercised within 60 days. Except as noted in the following footnotes, each Trustee and named executive officer has sole voting and investment power as to all Shares listed. Fractions are rounded to the nearest full Share.
  (2) Includes 422,375 Shares as to which Mr. Berman is Trustee under Voting Trust Agreements for certain family members. Mr. Berman does not have disposition rights with respect to these Shares. This number also includes 1,000 Shares owned by a partnership in which Mr. Berman is a general partner.
  (3) Does not include 700 Shares owned by a corporation of which Mr. Cornet's wife is a controlling shareholder.
  (4) Includes 123,517 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 shares as to which Ms. Gamble is a Trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 571 shares.
  (5) Includes 12,000 Shares in trust as to which Mr. Guttman shares voting and investment power with two other trustees, 12,899 Shares owned jointly with his wife and 37,022 Shares held as custodian for minor children.
  (6) Includes 22,100 Shares as to which Mr. Gorlitz shares voting and investment power. Does not include 4,954 Shares as to which Mr. Gorlitz's wife has sole voting and investment power.
  (7) Does not include 1,461 Shares as to which Mr. Kaplan's wife has sole voting and investment power.
  (8) Does not include 2,500 Shares as to which Mr. Lerner's wife has sole voting and investment power.
  (9) Includes 574 Shares owned jointly as to which voting and investment power is shared with Mr. Misner's wife.
  (10) Includes 69 Shares held as custodian for minor children. Does not include 148 shares as to which Ms. Morrow's mother has sole voting and investment power.
  (11) Does not include 300 Shares as to which Mr. Perry's wife has sole voting and investment power.

                REMUNERATION OF EXECUTIVE OFFICERS AND TRUSTEES

  The following table sets forth the summary compensation of the Chief Executive Officer and the four other most highly paid executive officers ("executive officers" or "named officers").

                          SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                            ANNUAL COMPENSATION          AWARDS
                                       ------------------------------ ------------
            (A)                   (B)    (C)      (D)        (E)          (G)          (I)
                                                            OTHER
                                                            ANNUAL                  ALL OTHER
                                        SALARY           COMPENSATION              COMPENSATION
                                         (A)     BONUS       (B)        OPTIONS        (D)
NAME AND PRINCIPAL POSITION       YEAR   ($)      ($)        ($)        (#) (C)        ($)
------------------------------------------------------------------------------------------------
Steven J. Guttman                 1995 $500,000 $235,000                 80,000      $214,000(E)
President                         1994  500,000  120,000                    --        207,000(E)
 & Chief Executive Officer        1993  496,000  200,000                 80,000        18,000

Ron D. Kaplan                     1995  190,000   85,000                 45,000       130,000(F)
Vice President, Capital           1994  190,000   75,000                    --        130,000
 Markets                          1993  178,000   60,000                    --         76,000

Mary Jane Morrow                  1995  200,000   75,000                 45,000        62,000(E)
Senior Vice President,            1994  200,000   30,000                    --         67,000(E)
 Finance & Treasurer              1993  193,000   50,000                 40,000        24,000

Hal A. Vasvari                    1995  225,000  150,000                 75,000        69,000(E)
Executive Vice President,         1994  225,000   75,000                    --         74,000(E)
 Chief Operating Officer          1993  223,000  125,000                 40,000        31,000

Robert S. Wennett                 1995  203,000   90,000                 45,000        60,000(E)
Senior Vice President,            1994  200,000   60,000                    --         62,000(E)
 Acquisitions                     1993  190,000  100,000                 40,000        13,000

--------
(A) Amounts shown includes amounts deferred at the election of the named officer pursuant to plans available to substantially all employees and pursuant to a nonqualified deferred compensation plan available to all officers.
(B) No named officer received perquisites or other personal benefits aggregating the lesser of 10% of annual salary and bonus or $50,000.
(C) Option exercise price is equal to the fair market value of the Shares on the date of grant.
(D) The amounts shown in this column for the last fiscal year include the following: (i) Mr. Guttman: $5,000--Trust paid group term life insurance; $4,000--Trust contribution to Section 401 (k) Plan and the deferred compensation plan; $4,000--Trust paid annuity contract premium; and $5,000--Trust paid long-term disability insurance premium; and $196,000-- deferred compensation from forgiveness of loans as described below in (E);
    (ii) Mr. Kaplan: $500--Trust paid group term life insurance; $4,000--Trust contribution to Section 401 (k) Plan and the deferred compensation plan; $500--Trust paid long-term disability insurance premium; $125,000-- deferred compensation from forgiveness of loans as described below in (F);
    (iii) Ms. Morrow: $1,000--group term life insurance premium; $4,000--Trust contribution to Section 401 (k) Plan and the deferred compensation plan; $3,000--Trust paid long-term disability insurance premium; and $54,000-- deferred compensation from forgiveness of loans as described below in (E);
    (iv) Mr. Vasvari: $4,000--Trust paid group term life insurance; $4,000-- Trust contribution to Section 401 (k) Plan and the deferred compensation plan; $7,000--Trust paid long-term disability insurance premium; and $54,000--deferred compensation from forgiveness of loans as described below in (E); (v) and Mr. Wennett: $1,000--Trust paid group term life insurance premium; $4,000--Trust contribution to Section 401 (k) Plan and the deferred compensation plan; and $55,000--deferred compensation from forgiveness of loans as described below in (E).

(E) In either 1988 or 1989 restricted Share grants were made to the named officer. Loans to facilitate the payment of taxes, either when the officer elected to be taxed or upon vesting, were made to the named officer. The loans are forgiven in three equal installments so long as the officer is still employed by the Trust and such forgiveness is included in Column
    (i). In 1991, the named officers, except Mr. Kaplan, were awarded the opportunity to purchase Shares of the Trust and the Trust made available loans for 100% of the purchase price. One half of the loan was originally scheduled to be forgiven, by forgiving one-sixteenth each January 31, over an 8 year period so long as the officer was employed by the Trust. The Trust and the named officers, other than Mr. Wennett, have agreed to modify the terms of the loan so that beginning in 1995 and each year thereafter, there will be no forgiveness as of January 31 of each year if Funds from Operations ("FFO") per Share increases by less than 5% during the preceding fiscal year. If FFO per Share increases by 5% or more, one-sixteenth of the loan will be forgiven. Beginning in 1996 and thereafter, if FFO per Share increases by 10% or more and total return to shareholders is 10% or greater during the fiscal year, one-eighth of the loan will be forgiven on the following January 31. However, 25% of the original principal amount of each loan is not subject to forgiveness by the Trust. The loans, except Mr. Wennett's, were also modified during 1994 so that they are due on January 31, 2004.
(F) On December 17, 1993, the Trust awarded Mr. Kaplan the opportunity to purchase 40,000 Shares as of January 1, 1994 at the closing price on December 31, 1993 ($25 per share). The Trust loaned Mr. Kaplan 100% of the purchase price for a term of 12 years. Forgiveness of Mr. Kaplan's loan is subject to the same performance measures described above in (E).

  Trustees' fees are paid to Trustees other than Mr. Guttman. In accordance with the provisions of the 1993 Long-Term Incentive Plan, Trustees' fees are payable in cash or Shares or a combination of both, at the election of the Trustee; the Trust issued Shares for 63% of the Trustees' fees paid in 1995. The annual Trustee fee for 1995 was $25,000. Each Trustee was paid the fee based on the number of months during the year he/she served as a Trustee. The annual fee in 1995 for service on the Compensation Committee was $2,500 and $3,000 for service as its Chairman. The annual fee in 1995 for service on the Audit Committee was $2,000 and $2,500 for service as its Chairman. Committee fees were also prorated based on the number of months of service. In accordance with the 1993 Long-Term Incentive Plan, as of the date of the 1995 Annual Meeting of Shareholders, each nonemployee Trustee received an option to purchase 2,500 Shares at an exercise price of $22.00. Mr. Misner also received an option to purchase 2,500 shares at an exercise price of $22.00. Pursuant to a consulting agreement, Mr. Gorlitz provides consulting services to the Trust and is paid an annual consulting fee of $120,000.

EMPLOYMENT AGREEMENTS

  Prior to 1994, the Trust had entered into employment agreements with its executive officers which provided, among other things that: (a) the employee's salary could not be decreased and is automatically increased on January 1 of each year by 50% of any increase in the Consumer Price Index ("CPI") for the prior year; and (b) the term of each agreement was three years to be automatically renewed at the end of each month for an additional three years unless either party notifies the other that it elects not to extend the term.

  In December 1994, the Compensation Committee determined that it was in the best interest of the Trust if the employment agreements of the executive officers ceased renewing each month for an additional 3 year term. To achieve this, the Compensation Committee offered to certain executive officers, other than the President, the option to substitute a severance agreement for the employment agreement or to continue with a fixed-term employment agreement. Mr. Vasvari, Ms. Morrow and Mr. Kaplan each elected to substitute the severance agreement for the employment agreement. Mr. Wennett did not substitute a severance agreement for his employment agreement. At January 1, 1996, Mr. Wennett had an employment agreement with a 27 month term.

  The severance agreements provide, among other things, that: (a) if the employee is terminated without cause, he/she will be entitled to receive salary payments for up to 18 months, depending upon length of service and benefits for 9 months; and (b) if the employee voluntarily resigns, the employee will receive salary payments and benefits for up to 6 months, depending upon length of service. The employee also will receive the benefits payable upon a termination without cause if his/her duties are materially modified without his/her consent, the Trust moves the location of its principal office outside the Washington, D.C. area, the Trust is merged into or consolidated with another entity, or the employee's base salary is decreased by 25%.

  In 1989 and 1990, the Trust entered into agreements with Mr. Guttman, Ms. Morrow, Mr. Vasvari and Mr. Wennett that provide that if any of these officers leaves the employment of the Trust following a "change of control" (defined as control of 35% or more of outstanding Shares of the Trust), each officer will be entitled to receive a lump sum cash payment, to have health and welfare benefits and executive privileges continued for a period following such termination, to have all restrictions on the exercise or receipt of any stock options or stock grants lapse, to accelerate forgiveness of Share purchase loans and to have all Shares owned at termination be redeemed at a formula price. Mr. Guttman's payment would be equal to 299% of his salary including incentive compensation and his benefits and privileges would continue for three years. Each of the other named officers would receive two times his/her salary including incentive compensation and his/her benefits and privileges would continue for two years.

    AGGREGATED OPTION EXERCISES IN 1995 AND DECEMBER 31, 1995 OPTION VALUES

  The following table provides information on option exercises in 1995 by the named executive officers and the value of each such officer's unexercised options at December 31, 1995.

          (A)                  (B)              (C)                   (D)                       (E)
                                                                   NUMBER OF
                                                                  SECURITIES                 VALUE OF
                                                                  UNDERLYING                UNEXERCISED
                                                                  UNEXERCISED              IN-THE-MONEY
                                                                  OPTIONS AT                OPTIONS AT
                                                              FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(1)
                         SHARES ACQUIRED                   ------------------------- -------------------------
          NAME           ON EXERCISE (#) VALUE REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------
Steven J. Guttman.......        --               --          70,833       106,667      $21,951     $160,000
Ron D. Kaplan...........        --               --           4,419        49,419           --       90,000
Mary Jane Morrow........        --               --          35,788        58,334       11,524       90,000
Hal A. Vasvari..........                                     39,788        88,334       30,524      150,000
Robert S. Wennett.......       244              $61          26,666        58,334           --       90,000

--------
  (1) Based on $22.75 per Share closing price on the NYSE on December 31, 1995.

RETIREMENT AND DISABILITY PLANS

  The Trust has a retirement and disability plan for Mr. Guttman, effective since 1978. The agreement implementing the plan provides generally for an annual payment after retirement at or after age 62, or at any time on suffering a total and permanent disability, of $40,000. A lump-sum death benefit of $40,000 will be paid to Mr. Guttman's estate. Mr. Guttman's plan requires funding, and a $200,000 annuity contract was purchased to assist the Trust in meeting this obligation.

  The Trust has a retirement and disability plan for Mr. Gorlitz, effective since 1978, and amended in 1988 and 1992 to revise the annual payment. The plan provides for an annual consultation fee payment of $120,000, until notice of retirement is given by either Mr. Gorlitz or the Trust, at which time Mr. Gorlitz will receive an annual retirement payment of $75,000 plus adjustments for changes in the Consumer Price Index that occur between June 1, 1988 and the date of Mr. Gorlitz's retirement. Thereafter retirement payments are adjusted annually for changes in the Consumer Price Index, except that no annual adjustment may exceed 10%.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  For 1995, as for prior years, the Compensation Committee was responsible for determining the level of compensation paid to the Trust's executive officers, subject to review and approval of the entire Board of Trustees. The Compensation Committee is comprised entirely of nonemployee Trustees.

  Philosophy. The members of the Compensation Committee believe that the Trust's success is largely due to the efforts of its employees and, in particular, the leadership exercised by its executive officers. Therefore, the Compensation Committee believes that it is important to:

  . Adopt compensation programs that enhance the Trust's ability to attract and retain qualified executive officers while providing the financial motivation appropriate to achieve continued high levels of Trust performance.

  . Adopt compensation programs that stress stock ownership and, thereby, tie long term compensation to increases in shareholder value.

  . Provide a mix of cash and stock based compensation programs that are competitive with a select group of successful real estate investment trusts and other successful national and regional firms that the members of the Compensation Committee believe are comparable to the Trust.

  . Adjust salary, bonuses and other compensation awards commensurate with overall corporate results.

  . Select compensation programs that emphasize teamwork, pay-for-performance and overall corporate results.

  The members of the Compensation Committee believe, however, that fixed compensation formulas may not adequately reflect all aspects of the Trust's and an individual executive officer's performance. Therefore, the Compensation Committee has retained a high degree of flexibility in structuring the Trust's compensation programs. This allows the Compensation Committee annually to evaluate subjectively and reward each executive officer's individual performance and contribution to the Trust's overall financial and operational success.

  The Compensation Committee has from time to time retained compensation consultants to assist it in structuring the Trust's various compensatory programs and determining the level of salary, bonus and other awards paid to the Trust's executive officers. For a portion of 1995, the Compensation Committee retained Compensation Resources, Inc. ("CRI") for this task.

  1995 Salary and Bonus Compensation. Near the end of each year, the Compensation Committee determines the salary to be paid to each executive officer during the subsequent year and the bonus to be paid for the current year. Sometimes, however, the Compensation Committee does not set salary or bonus until early in the following year. The timing of these meetings allows the Compensation Committee to review the Trust's activities during the entire year and to collect and analyze competitive market data. This process was utilized by the Compensation Committee in 1995.

  Typically, the compensation committee establishes salaries after consultation with CRI. CRI provided the Compensation Committee with aggregated information regarding the total cash compensation paid to officers holding similar positions in certain successful real estate investment trusts and other national and regional companies that CRI and the Compensation Committee have determined have comparable revenues, profitability and growth ("Survey Group"). The particular companies within the Survey Group were selected several years ago jointly by CRI and the then members of the Compensation Committee. Some of these companies are included in the National Association of Real Estate Investment Trust equity index.

  Typically, CRI makes recommendations as to salary levels. At the request of the Compensation Committee, Mr. Guttman also prepares recommendations concerning salaries to be paid to executive officers, other than himself. Mr. Guttman's recommendations are based upon his analysis of each executive officers' performance and the performance of the Trust as a whole. Among the performance factors considered are the productivity of the leasing effort, the number and quality of properties acquired, the increase in funds from operations, the financing transactions completed, and the redevelopment and operation of Trust properties ("Performance Factors"). Mr. Guttman subjectively weighs these and other factors, based upon the responsibilities of each of the executive officers.

  In February 1996, CRI made recommendations as to 1996 salary levels and 1995 bonus awards. At the request of the Compensation Committee, Mr. Guttman also made recommendations. In general, Mr. Guttman recommended that the executive officers receive a salary increase equal to 5.8% of their present salary levels, representing an increase in salary approximating 2 years of the Consumer Price Index ("CPI"). Mr. Guttman recommended this increase in light of the fact that the 1995 salaries of executive officers were held to the 1994 levels. A higher salary raise was recommended for Mr. Vasvari in light of his new responsibilities and duties as the Chief Operating Officer of the Trust, a position he assumed in 1994. Since Mr. Wennett, unlike the other executive officers, received a 50% CPI increase in salary in 1995 (in accordance with his employment agreement), Mr. Guttman recommended that he receive a CPI increase in 1996. Since Mr. Guttman's 1995 salary also was held at its 1994 level, the Compensation Committee determined to also increase his salary by the 5.8% increase. Mr. Guttman's, Mr. Vasvari's, Ms. Morrow's, Mr. Wennett's and Mr. Kaplan's 1996 annual salaries are $529,000, $345,000, $211,600,
$208,437 and $201,020, respectively.

  In February 1996, CRI and Mr. Guttman also made recommendations as to the 1995 bonus awards based upon the Performance Factors. The Compensation Committee concluded that the executive officers should receive cash compensation in recognition of the 9% increase in FFO per share over the 1994 level and the attainment of the Trust's other internal corporate performance goals. CRI advised the Compensation Committee that the salary levels and bonus awards were well within the range that CRI would recommend based upon the total cash compensation paid to officers of the companies within the Survey Group and in light of the Performance Factors.

  The Compensation Committee strives to maintain the total compensation package, for executive officers at or near the 70th to 75th percentiles of the compensation paid by the Survey Group. The Compensation Committee believes that the total compensation packages for executive officers for 1995 were within this range. The Compensation Committee considers the Trust's overall performance in setting salary and bonus levels for executive officers, as well as the relative performance of the other companies in this Survey Group and the compensation paid to their executives.

  1993 Long-Term Incentive Plan ("1993 Plan"). The 1993 Plan was approved by the shareholders at the Trust's 1993 Annual Meeting. The 1993 Plan allows the Compensation Committee to make cash and stock-based awards to officers and other key employees of the Trust (such as grants of stock options, stock appreciation rights, restricted stock, performance awards and stock purchase awards).

  On February 15, 1995, the Compensation Committee granted stock options to all of the executive officers of the Trust. The amount of these awards was set for all executive officers (excluding Mr. Guttman) based upon recommendations prepared by Mr. Guttman. In preparing his recommendations, Mr. Guttman considered how many options had been previously awarded to each executive officer, the level of 1994 bonus compensation, the 1995 salary levels and the Trust's goal of more closely aligning management's interests with shareholders. The Compensation Committee determined the number of options to be granted to Mr. Guttman based upon these same factors. Options were not granted to executive officers in February 1996.

  Nonqualified Deferred Compensation Plan. In July 1994, upon recommendation of the Compensation Committee, the Trust adopted a nonqualified deferred compensation plan ("Plan") which permits key executives to voluntarily defer all or a portion of their future salary and other cash compensation earned from the Trust into accounts maintained by the Trust in accordance with the rules of the Internal Revenue Code of 1986, as amended, applicable to nonqualified pension plans. Deferral elections must be made by December 15 specifying the portion of the compensation to be earned in the succeeding year that is to be deferred. In 1995, the Trust matched contributions made by certain participants at a rate of $0.50 for each $1.00 contributed up to $1,740.

  In accordance with the rules applicable to nonqualified pension plans, it is intended that all deferrals of compensation by Plan participants will result in such deferrals not being currently taxable to such participants for federal income tax purposes, but taxable only upon the distribution of such deferrals, together with the earnings thereon, to such participants at their retirement, death, disability or other termination of employment; or in the event of a change of control. The Plan also is designed to permit the participants to make the maximum permissible elective deferrals under Section 401(k) of the Code to the Amended and Restated Federal Realty Investment Trust Savings and Investment Plan, effective January 1, 1987, as amended.

  The Compensation Committee has designated all of the executive officers as eligible to participate in the Plan.

  Deductibility of Compensation Paid in Excess of $1 Million. Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), limits the ability of a public company, such as the Trust, to deduct, in 1994 and subsequent years, compensation paid to an executive officer who is named in its "Summary Compensation Table" in excess of $1 million per year unless certain conditions are met. What the requirements are vary depending on the type of compensation paid. It is not anticipated that any executive officer will be paid in excess of $1 million in 1996. Therefore, the Committee does not believe that it is necessary at this time to modify any of the Trust's compensatory programs as a result of Section 162(m).

                                          Kristin Gamble
                                          A. Cornet de Ways Ruart
                                          George L. Perry

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Trust's Compensation Committee are A. Cornet de Ways Ruart, Kristin Gamble and George L. Perry. Morton S. Lerner served as a member of the Compensation Committee until May 10, 1995.

  Donald H. Misner is a full time employee of the Trust at an annual salary of $120,000. Mr. Misner was paid a bonus of $20,000 for 1995. On the date of the 1996 Annual Meeting, Mr. Misner will also be granted an option to purchase 2,500 Shares, the per Share exercise price of which will be the fair market value of a Trust Share on the date of grant. This option is in lieu of the option he is no longer eligible to receive as he is no longer a nonemployee Trustee.

                            STOCK PRICE PERFORMANCE

  The following stock price performance chart compares the Trust's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the NYSE, American Stock Exchange or the NASDAQ National Market. Stock price performance for the past five years is not necessarily indicative of future results. All stock price performance includes the reinvestment of dividends.



                           [LINE GRAPH APPEARS HER]

                                FRT       NAREIT
                 MONTH/YEAR    INDEX      EQUITY      S&P
                     Dec-90     100.00       100       100
                     Jan-91     123.09    112.27    104.42
                     Feb-91     116.85    114.06     111.9
                     Mar-91     129.33    123.96    114.56
                     Apr-91     138.22    126.85    114.88
                     May-91     143.67    127.73     119.8
                     Jun-91     137.31    123.41    114.32
                     Jul-91     148.29    124.49    119.67
                     Aug-91     142.73    123.97    122.49
                     Sep-91     144.58    126.34    120.48
                     Oct-91     143.69    125.01    122.09
                     Nov-91     132.35    123.55    117.16
                     Dec-91     142.74    129.42    130.55
                     Jan-92     156.92    137.45    128.12
                     Feb-92     161.77    137.22    129.76
                     Mar-92     164.66    135.68    127.22
                     Apr-92     166.66    134.76    130.92
                     May-92     165.67    138.73    131.63
                     Jun-92     167.64    136.85    129.72
                     Jul-92     177.46    143.51    134.95
                     Aug-92     180.45    145.44    132.22
                     Sep-92     197.40    149.23    133.74
                     Oct-92     197.51    149.77    134.22
                     Nov-92     185.36    152.77    138.75
                     Dec-92     202.58    156.16    140.56
                     Jan-93     202.61    166.08    141.59
                     Feb-93     221.12    176.28     143.5
                     Mar-93     227.30    189.64    146.59
                     Apr-93     227.24    180.61    142.99
                     May-93     226.20    177.59    146.86
                     Jun-93     223.07    183.68    147.34
                     Jul-93     229.33    186.86    146.65
                     Aug-93     232.51    191.44    152.23
                     Sep-93     252.59    200.29    151.11
                     Oct-93     233.49    195.47    154.18
                     Nov-93     226.00    185.28    152.73
                     Dec-93     214.21    185.37     154.6
                     Jan-94     209.83    190.54    159.78
                     Feb-94     242.44    198.61    155.47
                     Mar-94     214.18    191.08    148.71
                     Apr-94     217.58    194.14    150.64
                     May-94     222.00    198.62    153.10
                     Jun-94     226.41    194.67    149.31
                     Jul-94     223.10    194.21    154.26
                     Aug-94     209.65    194.21    160.53
                     Sep-94     191.71    190.15    156.67
                     Oct-94     193.11    183.82    160.25
                     Nov-94     191.97    177.74    154.37
                     Dec-94     188.54    190.91    156.63
                     Jan-95     194.47    186.55     160.7
                     Feb-95     196.80    190.49    166.93
                     Mar-95     197.97    189.66    171.87
                     Apr-95     193.39    189.61    176.88
                     May-95     201.70    197.63    183.86
                     Jun-95     205.26    200.66    188.18
                     Jul-95     210.15    204.22    194.45
                     Aug-95     211.35    206.41    194.98
                     Sep-95     225.85    209.63    203.14
                     Oct-95     199.17    204.72    202.43
                     Nov-95     216.39    206.69    211.34
                     Dec-95     223.76    218.04    215.25

                             CERTAIN TRANSACTIONS

  Pursuant to the terms of stock option plans, from 1984 through 1995 officers and key employees have exercised options and paid for some of the Shares by issuance of notes to the Trust. Notes accepted pursuant to the 1983 or 1985 stock option plans were for a term of five years with interest payable quarterly at the per annum rate that is either the lesser of (i) the Trust's borrowing rate or (ii) the current indicated annual dividend rate on the Shares acquired pursuant to the option divided by the purchase price of such Shares. Notes accepted pursuant to the 1993 Long-Term Incentive Plan were for a period of five years with interest payable quarterly at the per annum rate that is the lesser of (i) the Trust's borrowing rate or (ii) the indicated annual dividend rate on the date of exercise of the options divided by the option price of such Shares. The stock option notes are secured by the Shares, which will not be released until the notes are paid in full. In September 1995 the terms of the option loans were modified. The loans, which previously had a five year term, may now have a term extending to the employee's or officer's retirement date. Pursuant to the terms of a restrictive stock agreement, Mr. Guttman borrowed $210,000, $105,000 of which was repaid in 1992. The remaining balance of $105,000 is payable on April 15, 2001, with no interest. The note is secured by 18,975 Shares. In connection with restricted Share grants, the Trust has loaned officers funds with which to pay taxes on the Shares. The notes, which total $4,092 as of March 25, 1996, bear interest at the lesser of
(i) the Trust's borrowing rate or (ii) the current indicated annual dividend rate divided by the closing price of such Shares on the vesting date. The loans are being forgiven prorata over three years if the officer is still employed by the Trust.

  In 1991, the Trust accepted notes from Trust officers in connection with the 1991 Share Purchase Plan for $5,359,922. The current balance of the notes is $3,573,000. Up to 75% of the original principal balance of these loans may be forgiven by the Trust if certain conditions are met. In connection with the 1991 Share Purchase Plan, the Trust has loaned officers $858,000 with which to pay income taxes associated with the forgiveness. The interest rate on the Share purchase loans and related tax loans is 9.39%. On January 1, 1994, the Trust lent Mr. Kaplan $1,000,000 to purchase 40,000 Trust Shares. The current balance is $812,500 and he has been loaned $75,000 with which to pay income taxes associated with the forgiveness. Up to 75% of the original principal balance of this loan may be forgiven by the Trust if certain conditions are met. The interest rate on his share purchase loans is 6.24%.

  The following table sets forth the indebtedness to the Trust of the officers as of March 25, 1996:

                                                            MAXIMUM
                                                          OUTSTANDING  CURRENT
                                                            DURING     BALANCE
     NAME                               TITLE                1995      OF NOTES
--------------------------------------------------------------------------------
  Steven J. Guttman......... President and Chief          $2,926,000  $2,544,000
                              Executive Officer
  Ron D. Kaplan............. Vice President--Capital       1,705,000   1,592,000
                              Markets
  Catherine R. Mack......... Vice President--General         363,000     333,000
                              Counsel and Secretary
  Mary Jane Morrow.......... Senior Vice President--         749,000     686,000
                              Finance and Treasurer
  Hal A. Vasvari............ Executive Vice President--      849,000     858,000
                              Chief Operating Officer
  Cecily A. Ward............ Vice President--Controller      103,000      94,000
  Robert S. Wennett......... Senior Vice President--         965,000     902,000
                              Acquisitions

  A retail women's clothing store owned by Mr. Guttman and his wife, which is operated by Mr. Guttman's wife, leases space at one of the Trust's properties. Terms of the lease were negotiated at arms length and reflected prevailing market conditions. Total payments in 1995 for rent, operating expenses and real estate taxes were $81,000. In connection with acquisitions, brokerage commissions of $671,000 were paid to a company that is fifty percent owned by a brother of the Trust's president. These commissions were paid pursuant to a brokerage contract on terms comparable to terms contained in contracts which the Trust has with brokers providing similar services in other geographic areas. A grocery store chain for which Mr. Ordan serves as Chairman, President and Chief Executive Officer leases space at four of the Trust's properties. Terms of these leases were negotiated at arms length and reflected prevailing market conditions. Total payments in 1995 for rent, operating expenses and real estate taxes were $1,878,000. From time to time the Trustees may actively engage on their own behalf and as agents for and advisors to others in real estate transactions, including development and financing. The Trustees have agreed that they will not acquire an interest in any property which meets the investment criteria of the Trust without first offering the property to the Trust.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Grant Thornton LLP has been selected as independent public accountants for the Trust for the current year, and examined the Trust's financial statements for the year ended December 31, 1995. Grant Thornton LLP also provided limited reviews of the Trust's quarterly financial information and assisted in connection with certain other filings with the Securities and Exchange Commission.

  A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

                                 ANNUAL REPORT

  A COPY OF THE TRUST'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE MAILED WITHOUT CHARGE TO SHAREHOLDERS UPON REQUEST. REQUESTS SHOULD BE ADDRESSED TO THE TRUST, 4800 HAMPDEN LANE, SUITE 500, BETHESDA, MARYLAND 20814, ATTENTION:
MS. KATHY KLEIN, VICE PRESIDENT--CORPORATE COMMUNICATIONS. THE FORM 10-K INCLUDES CERTAIN EXHIBITS, WHICH WILL BE PROVIDED ONLY UPON PAYMENT OF A FEE COVERING THE TRUST'S REASONABLE EXPENSES.

       SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

  The cost of this solicitation of proxies will be borne by the Trust. In addition to the use of the mails, Trust officials may solicit proxies in person and by telephone or telegraph, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares.

  Proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received by the Trust no later than November 30, 1996 to be considered for inclusion in the Trust's proxy statement and form of proxy relating to such meeting.

  The Trustees know of no other business to be presented at the 1996 Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

  You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the 1996 Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States.

                                          For the Trustees,

                                          /S/ Catherine R. Mack

                                          Catherine R. Mack
                                          Vice President--General
                                          Counsel and Secretary

          YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.
                     PLEASE SIGN, DATE AND MAIL IT TODAY.

--------------------------------------------------------------------------------
PROXY

                        FEDERAL REALTY INVESTMENT TRUST

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

  The undersigned, a shareholder of Federal Realty Investment Trust (the "Trust"), hereby constitutes and appoints THOMAS F. COONEY, ESQ., MARY JANE MORROW and CECILY A. WARD, or any of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland on Thursday, May 2, 1996 at 10:00 a.m., or at any adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

  The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

                        (TO BE SIGNED ON REVERSE SIDE)

                                                     ----------------
                                                     SEE REVERSE SIDE
                                                     ----------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[X]  PLEASE MARK YOUR  +++                                        +
     VOTES AS IN THIS  +                                          +
     EXAMPLE.                                                     +
                                                                  +++++++


  This Proxy when properly executed will be voted as directed by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR"
PROPOSAL 1.

                 FOR  WITHHELD
1. Election of   [ ]    [ ]     Samuel J. Gorlitz;      2. In their discretion,
   Trustees:                    Steven J. Guttman;          on any other matters
                                Mark S. Ordan;              properly coming
                                George L. Perry             before the meeting
                                                            or any adjournment
                                The Board of Trustees       thereof.
                                unanimously recommends
                                a vote FOR the four
                                Nominees.




For all, except as otherwise indicated
(INSTRUCTION: TO WITHHOLD AUTHORITY TO
VOTE FOR ANY INDIVIDUAL NOMINEE,
STRIKE A LINE THROUGH THE NOMINEE'S
NAME IN THE LIST.)
-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --







-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
SIGNATURE(S) ________________________________________ DATE____________

NOTE: Please sign exactly as your name(s) appear(s) hereon. If the shares are held jointly each party must sign. If the shareholder named is a corporation, partnership or other association, please sign its name and add your own name and title. When signing as an attorney, executor, administrator, trustee, guardian or in any other representative capacity, please also give your full title or capacity.
--------------------------------------------------------------------------------